Exhibit 99.1

PCTEL Declares Regular Quarterly Dividend

BLOOMINGDALE, Ill. – October 27, 2017 -- PCTEL, Inc. (Nasdaq:PCTI), a leader in Performance Critical TELecom solutions, announced today the declaration of its regular quarterly dividend of $0.055 per share on its common stock. This dividend will be payable on November 15, 2017 to shareholders of record at the close of business on November 8, 2017.

The Company believes its 2017 dividend payments will be considered non-dividend distributions for U.S. income tax purposes. See IRS Form 8937 posted on the Company’s website at http://investor.pctel.com/stock-information/dividends-IRSforms.

About PCTEL

PCTEL delivers Performance Critical TELecom technology solutions to the wireless industry. We are a leading global supplier of antennas and wireless network testing solutions. PCTEL Connected Solutions designs and manufactures precision antennas. PCTEL antennas are deployed in small cells, enterprise Wi-Fi access points, fleet management and transit systems, and in equipment and devices for the Industrial Internet of Things (IIoT). PCTEL RF Solutions provides test tools that improve the performance of wireless networks globally. Mobile operators, neutral hosts, and equipment manufacturers rely on PCTEL’s scanning receivers and testing solutions to analyze, design, and optimize next generation wireless networks.

For more information, please visit our website at http://www.pctel.com/.

For further information contact:

Michael Rosenberg

Director of Marketing

PCTEL, Inc.

(301) 444-2046

public.relations@pctel.com